Sub-Item 77Q1 Exhibit Incorporated by Reference

At a meeting of the Board of Trustees of Mellon Funds Trust (the "Trust") held on March 11, 2008, the Board approved a proposal to change the name of the Trust to "BNY Mellon Funds Trust" and to add "BNY" to the beginning of the name of each fund comprising the Trust, effective March 31, 2008. The change to the Trust's name is evidenced by Articles of Amendment to the Trust's Agreement and Declaration of Trust dated April 14, 2000, as amended, which Articles of Amendment are incorporated herein by reference to Exhibit (a)(2) of Post-Effective Amendment No. 20 to the Trust's Registration Statement, SEC File No. 333-34844, filed on March 27, 2008 with the Securities and Exchange Commission.